Exhibit 5.1


                                                January 16, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

     This opinion is delivered to you in connection with the Registration Statement (the "Registration Statement") on Form S-3 of Liberty Financial Companies, Inc. (the "Company") being filed with the Securities and Exchange Commission by the Company under the Securities Act of 1933, as amended (the "Act"), for registration under the Act of 2,000,000 shares of the Company's Common Stock, $.01 par value per share (the "Common Stock"), in connection with the Company's Dividend Reinvestment Plan ("DRIP") set forth in the Registration Statement. I am Senior Vice President, General Counsel and Clerk of the Company, and have acted as such General Counsel in rendering this opinion to you. I have made such examination of law and have examined such certificates (including certificates of public officials and of officers of the Company) as I have deemed necessary for purposes of rending this opinion.

     Based upon and subject to the foregoing, I am of the opinion that the shares of Common Stock to be issued by the Company pursuant to the Registration Statement have been validly authorized for issuance and will, when issued in accordance with the terms of the DRIP, be legally issued, fully paid and nonassessable.

     I understand that this opinion is to be used in connection with the Registration Statement. I consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to myself in the Registration Statement under the caption "Legal Matters."

                               Very truly yours,


                               /s/ John A Benning
                              -------------------------------
                               John A. Benning
                               Senior Vice President
                               and General Counsel

KMC/mr
Encl.